EXHIBIT 10.6
Summary of Nonemployee Director Compensation

On January 10, 2020, the Board of Directors of The Boeing Company (the “Company”) approved an annual retainer fee for the non-executive chairman of $250,000 effective immediately. The remaining components of nonemployee director compensation remain unchanged from the amounts previously disclosed.

COMPENSATION OF NONEMPLOYEE DIRECTORS

Annual Cash Retainer	$135,000

Annual Retainer in Deferred Stock Units	$200,000

Non-Executive Chairman Annual Retainer	$250,000

Aerospace Safety Committee Chair Annual Retainer	$50,000

Audit Committee Chair Annual Retainer	$25,000

Compensation Committee Chair Annual Retainer	$20,000

Governance, Organization and Nominating Committee Chair Annual Retainer	$20,000

Finance Committee Chair Annual Retainer	$20,000

Special Programs Committee Chair Annual Retainer	$15,000